EXHIBIT 5.1
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O   CALGARY     O   MONTREAL     O    OTTAWA    O    TORONTO     O    VANCOUVER


                                                       Borden Ladner Gervais LLP
                                            Lawyers o Patent & Trade-mark Agents
                                                             1000 Canterra Tower
                                                           400 Third Avenue S.W.
                                                Calgary, Alberta, Canada T2P 4H2
                                      tel.: (403) 232-9500  fax.: (403) 266-1395
                                                               www.blqcanada.com


                                                             BRIAN E. ROBERTS
                                                   direct tel: (403) 220-9512
                                               e-mail: broberts@blgcanada.com
                                                       file no: 400069/000119


June 10, 2004


PRECISION DRILLING CORPORATION
4200~ 150-6th Avenue, S.W.
Calgary, Alberta, Canada 72? 3Y7

Ladies and Gentlemen:

         In connection with the proposed issuance by Precision Drilling Corporation (the "Corporation"), a corporate body under the laws of Alberta, of up to an additional 1,518,955 common shares without par value of the Company ("Common Shares") arising from the exercise of options granted pursuant to the 2004 Stock Option Plan of the Corporation (the "Plan"), we have examined such documents as we have deemed necessary or appropriate in order to express this opinion. This opinion is limited to the laws of the Province of Alberta, Canada including the laws of Canada applicable therein. Based on the foregoing, we are of the opinion that;

1. the Corporation has been duly incorporated and is validly subsisting as a corporation under the laws of Alberta and is in good standing with respect to the filing of annual returns with the office of the Registrar of Corporations for Alberta;

2. the Common Shares have been duly authorized for issuance by all necessary corporate action;

3. the execution and filing of a subsequent listing application to the New York Stock Exchange for the listing thereon of the Common Shares has been duly authorized by all necessary corporate action; and

4. upon the issuance of the Common Shares pursuant to the Plan, the Common Shares will be validly issued, fully paid and non-assessable, and the holders thereof will have no personal liability as such under the existing laws of Alberta, which is the jurisdiction in which the Corporation is incorporated and which is the principal place of business of the Corporation.

         This opinion is rendered to you in connection with the 2004 Stock Option Plan of the Corporation. This opinion may not be relied upon by you for any other purposes, or relied upon by you or furnished to any other person, firm or corporation without our prior written consent.


Yours truly,


/s/ Borden Ladner Gervais LLP

BORDEN LADNER GERVAIS LLP




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